SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                   FORM 8-K/A
                                 Amendment No. 1
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



               Date of report (Date of earliest event reported):
                                 APRIL 30, 2001



                             ESC MEDICAL SYSTEMS LTD
               (Exact Name of Registrant as Specified in Charter)


            Israel                      000-27572               NOT APPLICABLE
(State or Other Jurisdiction of        (Commission              (IRS Employer
        Incorporation)                 File Number)          Identification No.)

                       P.O. Box 240, YOKNEAM 20692, ISRAEL
          (Address of principal executive offices, including zip code)




              Registrant's telephone number, including area code:
                               011-972-4-959-9000



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

This Amendment sets forth the financial statements and pro forma financial information required by Items 7(a) and 7(b) of the Form 8-K which was filed by ESC Medical Systems Ltd. (the "Company") on April 30, 2001 for the acquisition by the Company and certain of its subsidiaries of substantially all of the assets and liabilities of the medical products division of Coherent, Inc. ("Coherent Medical Group" or "CMG").

The statements in this Current Report on Form 8-K/A that are not historical facts constitute "forward-looking statements" that involve risks, uncertainties and other factors which may cause actual results, performances or achievements to be materially different from any outcome expressed or implied by such forward-looking statements. These factors could include, among others, the following: (i) factors disclosed from time to time in the Company's filing with the Securities and Exchange Commission; (ii) the occurrence of unanticipated events and circumstances which may render the acquisition of the Coherent Medical Group less beneficial to the Company than projected; (iii) uncertainties with respect to market acceptance of the Company's products and regulatory approvals for new products, or for sale of existing products in new markets;
(iv) the effect of intense competition facing the Company and (v) the inability of the Company to integrate successfully its operations with those of the Coherent Medical Group.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Businesses Acquired.

Audited financial statements of Coherent Medical Group

     Independent Auditors' Report

     Balance Sheets as of September 30, 2000 and October 2, 1999.

     Statements of Operations and Invested Equity for the Years Ended September 30, 2000, October 2, 1999 and September 26, 1998.

     Statements of Cash Flows for the Years Ended September 30, 2000, October 2, 1999 and September 26, 1998.

     Notes to Financial Statements.

Unaudited financial statements of Coherent Medical Group

     Condensed Balance Sheet, as of March 31, 2001.

     Condensed Statements of Operations and Invested Equity for the six months ended March 31, 2001 and April 1, 2000.

     Condensed Statements of Cash Flows for the for the six months ended March 31, 2001 and April 1, 2000.

     Notes to Unaudited Condensed Financial Statements.

(b)  Pro forma Financial Information.

     Unaudited Pro Forma Condensed Combining Balance Sheet as of March 31, 2001.

     Unaudited Pro Forma Condensed Combining Statement of Operations for the Year Ended December 31, 2000.

     Unaudited Pro Forma Condensed Combining Statement of Operation for the three months ended March 31, 2001.

     Notes to Pro Forma Condensed Combining Financial Statements.

(c)  Exhibits.

23.3 Independent Auditors' Consent

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Coherent, Inc.:

     We have audited the accompanying balance sheets of Coherent Medical Group (a business unit of Coherent, Inc.) as of September 30, 2000 and October 2, 1999, and the related statements of operations and invested equity and of cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the management of Coherent, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Coherent Medical Group at September 30, 2000 and October 2, 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE  & TOUCHE LLP

San Jose, California
May 25, 2001

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                                 BALANCE SHEETS
                                 (In thousands)

                                                            September 30,  October 2,
                                                                2000         1999
------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                  $  1,755    $    747
   Accounts receivable - net of allowances of $3,210 (2000)
     and $2,352 (1999)                                          38,876      30,672
   Inventories                                                  42,054      35,320
   Prepaid expenses and other current assets                     2,015       2,209
   Deferred tax assets                                          18,795      14,067
----------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                           103,495      83,015
----------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT                                          26,487      25,265
ACCUMULATED DEPRECIATION AND AMORTIZATION                      (18,729)    (17,158)
----------------------------------------------------------------------------------
   Property and equipment - net                                  7,758       8,107
----------------------------------------------------------------------------------
GOODWILL - net of accumulated amortization of $2,611 (2000)
   and $778 (1999)                                              25,885      26,839
OTHER ASSETS                                                    22,486      25,326
----------------------------------------------------------------------------------
                                                              $159,624    $143,287
==================================================================================

LIABILITIES AND INVESTED EQUITY

CURRENT LIABILITIES:
   Accounts payable                                           $  6,269    $  5,644
   Other current liabilities                                    32,518      28,004
----------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                       38,787      33,648
----------------------------------------------------------------------------------

OTHER LONG-TERM LIABILITIES                                      2,025       1,209

COMMITMENTS AND CONTINGENCIES (Note 7)

INVESTED EQUITY                                                118,812     108,430
----------------------------------------------------------------------------------
                                                              $159,624    $143,287
==================================================================================

See accompanying Notes to Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                  STATEMENTS OF OPERATIONS AND INVESTED EQUITY
                                 (In thousands)

                                                      Years Ended
                                           --------------------------------
                                           Sept. 30,   Oct. 2,    Sept. 26,
                                             2000        1999        1998
---------------------------------------------------------------------------
Net Sales                                   $205,287   $162,681    $155,148
Cost of Sales                                104,301     84,786      80,557
---------------------------------------------------------------------------
Gross Profit                                 100,986     77,895      74,591
---------------------------------------------------------------------------

Operating Expenses:
     Research and development                 16,775     14,661      15,427
     In-process research and development                 12,000
     Selling, general and administrative      69,380     58,726      58,526
     Intangibles amortization                  5,908      3,551       2,183
---------------------------------------------------------------------------
Total Operating Expenses                      92,063     88,938      76,136
---------------------------------------------------------------------------

Income (Loss) from Operations                  8,923    (11,043)     (1,545)
Other Income (Expense), net                      572        277         463
---------------------------------------------------------------------------

Income (Loss) Before Income Taxes              9,495    (10,766)     (1,082)
Provision For (Benefit from) Income Taxes      3,299     (4,401)       (917)
---------------------------------------------------------------------------

Net Income (Loss)                              6,196     (6,365)       (165)
Foreign Currency Translation Adjustments         230         98        (131)
---------------------------------------------------------------------------
Comprehensive Income (Loss)                    6,426     (6,267)       (296)

Invested Equity, Beginning of Year           108,430     83,399      83,091
Net Transfers from Coherent, Inc.              3,956     31,298         604
---------------------------------------------------------------------------
Invested Equity, End of Year                $118,812   $108,430    $ 83,399
===========================================================================

See accompanying Notes to Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                      Years Ended
                                                         ----------------------------------
                                                           Sept. 30,    Oct. 2,   Sept. 26,
                                                             2000        1999        1998
-------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                           $ 6,196    $ (6,365)   $  (165)
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Purchased in-process research and development                     12,000
       Depreciation and amortization                          2,966       3,000      2,382
       Intangibles amortization                               5,908       3,551      2,183
       Deferred income taxes                                 (4,802)     (2,138)    (2,983)
       Changes in assets and liabilities:
         Accounts receivable                                 (8,349)      9,936     11,056
         Inventories                                         (6,972)      9,394     (5,696)
         Prepaid expenses and other assets                      107        (295)    (4,454)
         Accounts payable                                       700      (1,600)      (478)
         Other liabilities                                    5,862       1,519      5,794
------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                     1,616      29,002      7,639
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment, net                  (2,704)     (2,056)    (4,270)
   Acquisition of businesses, net of cash acquired                      (54,622)
   Other - net                                               (2,139)     (2,772)    (3,975)
------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                       (4,843)    (59,450)    (8,245)
------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in invested equity                                3,956      31,298        604
------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                     3,956      31,298        604
------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON
   CASH AND EQUIVALENTS                                         279        (103)         2
------------------------------------------------------------------------------------------
Net Increase in Cash and Equivalents                          1,008         747          0
Cash and equivalents, beginning of year                         747           0          0
------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS, END OF YEAR                           $ 1,755    $    747    $     0
==========================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the year for:
     Interest                                               $     0    $      0    $     0
     Income taxes                                           $     0    $      0    $     0
==========================================================================================

See accompanying Notes to Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                          NOTES TO FINANCIAL STATEMENTS
  FISCAL YEARS ENDED September 30, 2000, OCTOBER 2, 1999 AND SEPTEMBER 26, 1998


1.   NATURE OF OPERATIONS

     Coherent Medical Group (Coherent Medical or the Group), a business unit of Coherent, Inc., focuses on the aesthetic, ophthalmic and surgical markets, with an emphasis in the aesthetic market on hair removal and in the ophthalmic market on the treatment of retinal diseases, including AMD. The operations included in these financial statements are substantially the Medical segment of Coherent, Inc.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying financial statements have been derived from the accounting records of Coherent, Inc. The accompanying financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the Group as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows of the Group on a stand-alone basis. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Coherent, Inc. had been purchased from independent third parties, the allocation methodologies have been described within the respective footnotes, where applicable, and management considers the allocations to be reasonable. However, the financial position, results of operations and cash flows of the Group may differ from those that would have been achieved had the Group operated autonomously or as an entity independent of Coherent, Inc.

     The financial statements include the accounts of the Group, which is not a separate legal entity and certain subsidiaries of Coherent, Inc., which are part of the Group. All significant intercompany balances and transactions have been eliminated.

Fiscal Year

     The Group's fiscal year for 2000 included 52 weeks; fiscal 1999 included 53 weeks; and fiscal 1998 included 52 weeks.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allocation of Corporate and Group expenses described below, allowances for uncollectible accounts receivable and sales returns reserves, inventory reserves, warranty costs, depreciation and amortization, income taxes and contingencies. Actual results could differ from those estimates.

Foreign Currency Translation

     The functional currencies of the Group's foreign operations are their respective local currencies. Accordingly, gains and losses from translation of the financial statements of foreign operations are reported as a separate component of other comprehensive income (loss). Foreign currency transaction gains and losses are included in net earnings.

Fair value of financial instruments

     The fair value of the Group's financial instruments approximated carrying values because of their short-term nature.

Cash and Equivalents

     Coherent, Inc. generally performs cash management on a centralized basis for the Group as well as for other Coherent, Inc. businesses. Under such service arrangements, cash receipts associated with the Group have been transferred to Coherent, Inc. on a periodic basis and Coherent, Inc. has funded the Group's disbursements. Activity in the Group's cash balances supporting its operations is recorded through the invested equity account with Coherent, Inc. Certain of Coherent Inc.'s foreign subsidiaries, which are part of the Group, maintain cash and cash equivalent balances that are comprised of time deposits with banks with original maturities of three months or less.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are as follows (in thousands):


                                                      September 30,   October 2,
                                                          2000           1999
--------------------------------------------------------------------------------

Purchased parts and assemblies                           $14,838         $11,773
Work-in-process                                            6,824           6,024
Finished goods                                            20,392          17,523
--------------------------------------------------------------------------------
Inventories                                              $42,054         $35,320
================================================================================

Property and Equipment

         Property and equipment are stated at cost and are generally depreciated or amortized using the straight-line method. Cost and estimated useful lives are as follows (in thousands):


                                        September 30, October 2,
                                            2000        1999       Useful Life
--------------------------------------------------------------------------------

Equipment, furniture and fixtures           $23,615    $22,934      3-10 years
Leasehold improvements                        2,872      2,331    Terms of lease
--------------------------------------------------------------------------------
Property and equipment, net                 $26,487    $25,265
================================================================================

Goodwill

     Goodwill relates to acquisitions and is being amortized on a straight-line basis over estimated useful lives of three to fifteen years. The Group evaluates its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Intangible Assets

     Intangible assets, recorded as other assets, include distribution rights, acquired existing technology, licenses and patents, and are amortized on a straight-line basis over estimated useful lives of two to fifteen years. The Group evaluates its long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Warranty

     The Group warrants certain of its products and provides for estimated product warranty costs at the time of sale.

Revenue Recognition

     The Group generally recognizes revenue from product sales upon shipment or title transfer, if later, and from service upon performance or over the terms of the service contract as appropriate.

Concentration of Credit Risk

     Financial instruments, which may potentially subject us to concentrations of credit risk, consist principally of accounts receivable derived from sales to customers for medical applications. The Group performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Group maintains reserves for potential credit losses.

Allocated Expenses

     Certain general, administrative and corporate expenses represent an allocation of the Group's operating expenses and include payroll and charges for office space, which the Group shares with Coherent, Inc. These costs have been allocated to the Group based on various allocation factors including the Group's proportion of net sales, employee headcount and time and effort, which in the opinion of management are reasonable. However, such amounts may not be the same as would have been incurred had the Group operated autonomously or as a combined entity independent of Coherent, Inc. Corporate support costs such as treasury, cash management, financial reporting, information systems and human resources are allocated to the Group based primarily on the estimated level of services provided, which management believes to be reasonable. However, such amounts may not be the same as would have been incurred had the Group operated autonomously or as a combined entity independent of Coherent, Inc.

Invested Equity

     Invested equity represents Coherent Inc.'s net investment in Coherent Medical as the result of intercompany transactions between Coherent, Inc. and Coherent Medical.

Income Taxes

     Historically, the results of the Group's U.S. operations have been included in the consolidated U.S. federal income tax return of Coherent, Inc. The results of the Group's foreign operations have been reported in their respective taxing jurisdictions. The income tax expense and other tax-related information in these statements is presented as if Coherent Medical had not been eligible to be included in the consolidated tax returns of Coherent, Inc. or other affiliates (i.e. Coherent Medical on a stand-alone basis). The recognition and measurement of income tax expense and deferred income taxes required certain assumptions, allocations and significant estimates which management believes are reasonable to measure the tax consequences as if Coherent Medical was a stand-alone taxpayer.

     The Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled.

     For purposes of these financial statements, any current income tax liabilities are considered to have been paid by Coherent, Inc. and are recorded through the invested equity account with Coherent, Inc.

     Deferred federal income taxes have not been provided on a portion of the unremitted earnings of foreign operations either because such earnings are intended to be permanently reinvested or because foreign tax credits are available to offset any planned distribution of such earnings.

Comprehensive Income

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Stock-based Compensation

     As permitted under SFAS 123, "Accounting for Stock-Based Compensation" the Group accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and its related interpretations.

Recently Issued Accounting Standards

     In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101, as amended, summarizes certain of the SEC's views in applying generally accepted accounting principles (GAAP) to revenue recognition in financial statements. The Group is required to adopt SAB 101 in the fourth quarter of fiscal 2001. Management believes its revenue recognition policies are in accordance with GAAP, therefore management does not believe that the adoption of SAB 101 will have a material impact on its financial statements.

     Effective, October 1, 2000, the Group adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value. Changes in fair value are recognized periodically in either income or invested equity as a component of comprehensive income (loss), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS 133 did not have a material effect on the Group's financial results.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB Opinion No. 25 (FIN 44). FIN 44 clarifies the application of APB Opinion No. 25, and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1,

2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1999 or January 12, 2000. The adoption of FIN 44 did not have a material effect on The Group's financial results.

3.   ACQUISITIONS

     In April 1999,  Coherent,  Inc.  acquired all of the outstanding  shares of
Star Medical Technologies, Inc. (Star) for approximately $67.0 million (consisting of $65.0 million in cash, $1.7 million of unamortized distribution rights and $0.3 million of acquisition costs) from Palomar Medical Technologies, Inc. and from certain Star employees. Star, based in Pleasanton, California, manufactures LightSheer(TM) laser diode systems, which have received FDA approval for hair removal and the treatment of leg veins. The acquisition was treated as a purchase and, accordingly, the acquired assets and liabilities were recorded at their fair market values at the date of acquisition.

     The aggregate purchase price of $67.0 million (including acquisition costs) has been allocated to the assets and in-process research and development acquired. Of the total, $57,581,000 was allocated to the Group and the remainder was allocated to other business segments of Coherent, Inc. The total purchase price was allocated among the assets acquired (including acquired in-process research and development) as follows (in thousands):

                                                                    Coherent
                                                        Total        Medical
                                                     ----------    ----------
Tangible assets                                        $ 11,214      $ 11,214
In-process research and development                      16,000        12,000
Intangible assets:
          Goodwill                                       30,868        27,617
          Existing technology                            19,200        16,995
          Workforce                                       1,700         1,643
Liabilities assumed                                     (10,841)      (10,841)
Deferred tax liabilities                                 (1,170)       (1,047)
                                                     ----------    ----------
Total                                                  $ 66,971      $ 57,581
                                                     ==========    ==========

     The goodwill is being amortized over its estimated useful life of 15 years. The existing technology and workforce assets are being amortized over their estimated useful lives of 7 and 3 years, respectively.

     The  purchase  price  allocation  and  intangible  valuation  was  based on management's estimates of the after-tax net cash flows and gave explicit consideration to the Securities and Exchange Commission's views on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) the employment of a fair market value premise excluding any Coherent-specific considerations which could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks/trade names, patents, copyrights, noncompete agreements, assembled workforce, customer relationships and sales channel; (iii) the value of existing technology was specifically addressed, with a view toward ensuring the relative allocations to existing technology and in-process research and development were consistent with the relative contributions of each to the final product; and
(iv) the allocation to in-process research and development was based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with said completed efforts for one generation of the products currently in process.

     As indicated above, the Group was allocated $12,000,000 in fiscal 1999 for purchased in-process research and development related to five development projects. The one-time charge related to the portion of these products, excluding existing technology, that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Management's conclusion that the in-process development effort had no alternative future use was reached in consultation with the engineering personnel from both Coherent, Inc. and Star.

     The first of these projects was a new product in the LightSheer family that resulted in a 50% increase in power and twice the coverage by incorporating a new heat exchanger, thermoelectric cooling system, sapphire tip and software. At the time of acquisition, the development was 86% complete and the estimated cost to complete was $0.2 million. The Group began shipping the product in May 1999. The second of these projects was a next generation LightSheer product that incorporated a new microprocessor and touch-screen as well as redesigned the packaging to improve serviceability. At the time of acquisition, the development was 78% complete and the estimated cost to complete was $0.5 million. The Group began shipping the product in July 1999. The third of these projects was a new product in the LightSheer family that would result in increased coverage and would require a new clinical trial. At the time of acquisition, the development was 72% complete and the estimated cost to complete was $0.6 million. The Group began shipping the product in December 1999. The fourth project was a new application of the semiconductor diode array technology, originally developed for hair removal, in a laser-based diagnostic system. At the time of acquisition, the development was 58% complete and the estimated cost to complete was $1.0 million. Management of the Group has subsequently cancelled the project. The fifth development project was an ensemble of diode array products. At the time of acquisition, the development was 54% complete and the estimated cost to complete was $1.4 million. Management expects that the product will become available for sale in fiscal 2001, however, no assurances can be given as to the availability, if any.

     The Group began to benefit from the acquired research and development of these products once they began shipping. Failure to reach successful completion of these projects could have resulted in impairment of the associated capitalized intangible assets and could have required us to accelerate the time period over which the intangibles are amortized, which could have a material adverse effect on our business, financial condition, or results of operation.

     Significant assumptions used to determine the value of in-process research and development included several factors, including the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by our and Star's management; (ii) percentage complete for the projects estimated by considering a number of factors, including the costs invested to date relative to total cost of the development effort and the amount of progress completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both Coherent Medical and Star, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration to potential synergic benefits or "investment value" related to the acquisition. Accordingly, separate projected cash flows were prepared for both the existing as well as the in-process projects. These projected results were based on the number of units sold times average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the existing and in-process technologies, discount rates of 15% and 30% were used, respectively. The discount rates considered both the status and risks associated with the respective cash flows at the acquisition date.

     Selected unaudited pro forma combined results of operations for the Group for the years ended October 2, 1999 and September 26, 1998, assuming the acquisition of Star had occurred on September 28, 1997 are as follows:

                                                     1999                1998
                                                     ----                ----
                                                           (In thousands)

Net sales                                          $179,429           $ 167,086
Net income (loss)                                    10,730             (10,503)


The pro forma net income (loss) above excludes a charge for in-process research and development related to the Star acquisition.

4.   BALANCE SHEET DETAILS

     Other assets consist of the following (in thousands):

                                                    September 30,     October 2,
                                                        2000             1999
--------------------------------------------------------------------------------

Intangible assets                                      $15,137           $19,240
Deferred tax assets                                      5,065             3,713
Other assets                                             2,284             2,373
--------------------------------------------------------------------------------
Other assets                                           $22,486           $25,326
================================================================================

     Other current liabilities consist of the following (in thousands):

                                                      September 30,   October 2,
                                                          2000           1999
--------------------------------------------------------------------------------

Deferred income                                          $ 9,428         $ 8,089
Reserve for warranty                                       7,948           6,241
Accrued payroll and benefits                               7,624           7,037
Accrued expenses and other                                 5,250           5,186
Accrued royalties                                          2,268           1,451
--------------------------------------------------------------------------------
Other current liabilities                                $32,518         $28,004
================================================================================


         Other long-term liabilities consist of the following (in thousands):

                                                      September 30,   October 2,
                                                          2000           1999
--------------------------------------------------------------------------------

Deferred compensation                                     $1,175          $  455
Deferred income and other                                    850             754
--------------------------------------------------------------------------------
Other long-term liabilities                               $2,025          $1,209
================================================================================

5.   INCOME TAXES


     The provision for income taxes consists of the following (in thousands):


                                             2000           1999          1998
--------------------------------------------------------------------------------

Currently payable:
     Federal                                $ 7,564       $   (336)     $ 2,021
     State                                      950           (506)        (232)
     Foreign                                    (50)          (202)         291
-------------------------------------------------------------------------------
                                              8,464         (1,044)       2,080
-------------------------------------------------------------------------------
Deferred:
     Federal                                 (4,398)        (3,291)      (2,615)
     State                                     (767)           (66)        (382)
     Foreign
-------------------------------------------------------------------------------
                                             (5,165)        (3,357)      (2,997)
-------------------------------------------------------------------------------
Provision for income taxes                  $ 3,299       $ (4,401)     $  (917)
================================================================================


     The components of income before income taxes consist of (in thousands):

                                             2000           1999          1998
--------------------------------------------------------------------------------

United States                               $14,520       $ (7,272)     $  (744)
Foreign                                      (5,025)        (3,494)        (338)
-------------------------------------------------------------------------------
Income before income taxes                  $ 9,495       $(10,766)     $(1,082)
================================================================================


     The reconciliation of the statutory federal income tax rate to the effective rate is as follows:

                                                       2000      1999     1998
--------------------------------------------------------------------------------
                                                       % of      % of     % of
                                                      Pretax    Pretax   Pretax
                                                      Income    Income   Income
--------------------------------------------------------------------------------

Federal statutory tax rate                              35.0%   (35.0)%  (35.0)
Foreign sales corporation benefit                       (2.9)    (2.8)   (21.8)
Foreign taxes                                                             18.5
State income taxes, net of federal income tax benefit    1.3     (3.5)   (36.9)
Meals and entertainment                                  1.8      1.7     27.7
Research and development credit                           --     (0.8)   (37.9)
Other                                                   (0.5)    (0.5)     0.6
--------------------------------------------------------------------------------
Provision for (benefit from) income taxes               34.7%   (40.9)%  (84.8)%
================================================================================


     The significant components of deferred tax assets were (in thousands):

                                                        September 30, October 2,
                                                            2000         1999
--------------------------------------------------------------------------------

Deferred tax assets:
      Reserves and accruals not currently deductible       $15,366    $10,538
      Operating loss tax credit and carry forwards             338         87
      Deferred service revenue                               3,151      2,563
      Depreciation and amortization                          4,848      4,158
      Other                                                  1,210      1,487
-------------------------------------------------------------------------------
                                                            24,913     18,833
-------------------------------------------------------------------------------
         Deferred tax liabilities:
      Other                                                 (1,053)    (1,053)
-------------------------------------------------------------------------------
                                                            (1,053)    (1,053)
-------------------------------------------------------------------------------
Total net deferred tax assets and liabilities              $23,860    $17,780
===============================================================================

     The total net deferred tax asset is classified on the balance sheet as follows (in thousands):

                                                       September 30,  October 2,
                                                            2000         1999
--------------------------------------------------------------------------------

Current deferred income tax assets                         $18,795       $14,067
Non-current deferred income tax assets                       5,065         3,713
--------------------------------------------------------------------------------
Net deferred tax assets                                    $23,860       $17,780
================================================================================

6.   EMPLOYEE STOCK OPTION AND BENEFIT PLANS

Productivity Incentive Plan

     The Coherent, Inc. Productivity Incentive Plan (Plan) provides for quarterly distributions of common stock or cash to each eligible employee, including Coherent Medical employees. The amounts of the distributions are based on consolidated pre-tax profit, the market price of Coherent, Inc.'s common stock and the employee's salary. The fair market value of common stock and cash that are earned under the Plan are charged to expense. Group distributions of incentive compensation, primarily cash, for fiscal 2000, 1999 and 1998 were $2,008,000, $1,260,000, and $1,080,000, respectively.

Coherent Employee Retirement and Investment Plan

     Under the Coherent, Inc. Employee Retirement and Investment Plan, Coherent, Inc. matches employee contributions to the Plan up to a maximum of 6% of the employee's individual earnings. Employees become eligible for matching contributions after completing one year of service. The Group's contributions (net of forfeitures) for fiscal 2000, 1999, and 1998 were $1,332,000, $1,290,000, and $1,192,000, respectively.

Supplemental Retirement Plan

     Coherent, Inc. has a Supplemental Retirement Plan for senior management personnel, including those employed by Coherent Medical, which permits the participants to contribute up to 24% of their before tax earnings to a trust. Coherent, Inc. will match these contributions up to an amount equal to 6% of such participants' earnings less any amounts contributed by it to such participant under the Coherent, Inc. Employee Retirement and Investment Plan. The Group's contributions (net of forfeitures) for fiscal 2000, 1999, and 1998 were $0, $0 and $1,000, respectively.

Employee Stock Purchase Plan

     Coherent, Inc. has an Employee Stock Purchase Plan whereby eligible employees may authorize payroll deductions of up to 10% of their regular base salary to purchase shares at the lower of 85% of the fair market value of the common stock on the date of commencement of the offering or on the last day of the twelve-month offering period. In fiscal 2000, 150,143 shares were purchased by and distributed to Coherent Medical employees at an average price of $8.27 per share. In fiscal 1999, 59,754 shares were purchased by and distributed to Coherent Medical employees at an average price of $8.29 per share. In fiscal 1998, 75,714 shares were purchased by and distributed to Coherent Medical employees at an average price of $16.11 per share.

     At September 30, 2000, $1,437,000 had been contributed by the Group's employees that will be used to purchase a maximum of 84,829 shares in fiscal 2001 at a price determined under the terms of the Plan. At September 30, 2000, Coherent, Inc. had 1,683,000 shares of its common stock reserved for future issuance under the plan.

Stock Option Plans

     Coherent, Inc. has two Stock Option Plans under which Coherent Medical employees may be granted options to purchase common stock. Under these plans, Coherent, Inc. may grant options to purchase up to 9,000,000 shares of common stock. Employee options are generally exercisable three years from the grant date, at the fair market value of the common stock on the date of the grant; however, initial grants to employees typically vest 25% annually. Grants under all plans expire six years from the original grant date.

     Option activity for options held by Coherent Medical employees under the Coherent, Inc. plans is summarized as follows:

                                                                   Outstanding Options
                                                          --------------------------------------
                                                           Number of   Weighted Average Exercise
                                                            Shares          Price per Share
                                                          ----------   -------------------------
Outstanding, September 27, 1997 (126,600 exercisable
         at a weighted average price of $13.71)              729,000           $   17.10
Options granted (weighted average fair value of $8.91)       209,800               12.17
Options exercised                                           (128,700)              11.31
Options canceled                                            (156,300)              18.85
                                                          ----------           ---------
Outstanding, September 26, 1998 (158,400 exercisable
         at a weighted average price of $14.89)              653,800               16.24
Options granted (weighted average fair value of $5.47)       754,900               14.96
Options exercised                                            (45,500)               9.98
Options canceled                                            (156,500)              16.94
                                                          ----------           ---------
Outstanding, October 2, 1999 (219,500 exercisable          1,206,700               15.59
         at a weighted average price of $17.78)
Options granted (weighted average fair value of $28.09)      326,900               47.91
Options exercised                                           (315,200)              16.67
Options canceled                                             (76,200)              18.34
                                                          ----------           ---------
Outstanding, September 30, 2000 (172,300 exercisable
         at a weighted average price of $18.50)            1,142,200           $   24.35
                                                          ==========           =========


     At September 30, 2000, 1,657,835 options were available for future grant under all Coherent, Inc. plans. The following table summarizes information about fixed stock options outstanding for Coherent Medical employees at September 30, 2000:


                             Options Outstanding                    Options Exercisable
                  -------------------------------------------   ---------------------------
                                 Weighted
                                  Average
                   Remaining     Weighted                        Weighted
    Range of         Number     Contractual       Average         Number         Average
Exercise Prices   Outstanding   Life (Years)   Exercise Price   Exercisable  Exercise Price
----------------  -----------   -----------    --------------   -----------  --------------
$ 8.94  -  12.75       98,550      3.93            $ 9.15           5,450       $ 9.28
 13.06  -  15.94      507,400      4.44             14.57          36,150        14.62
 16.38  -  19.63      164,650      3.08             18.82         107,550        19.38
 20.56  -  24.44       60,750      4.01             22.34          23,150        22.64
 25.38  -  28.44       49,700      5.22             26.84              --         0.00
 44.06  -  50.00      227,150      5.35             49.62              --         0.00
 61.50  -  73.88       28,400      5.70             69.62              --         0.00
 77.75  -  96.56        5,600      6.01             86.40              --         0.00
----------------    ---------                                    --------
$ 8.94  -  96.56    1,142,200      4.43            $24.35         172,300       $18.50
                    =========                                    ========

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had Coherent Medical adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from our stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

     Our calculations for options granted to Coherent Medical employees were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                     2000           1999           1998
                                     ----           ----           ----

Expected life in years           4.30 - 4.52     3.82 - 4.08    3.87 - 3.98

Expected volatility                    67.0%           52.3%          50.2%

Risk-free interest rate                 6.7%            5.3%           5.5%

Expected dividends                      none            none           none

     Our calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 2000, 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) of Coherent Medical would appear as follows (in thousands):


                                       2000              1999            1998
                                       ----              ----            ----

Net income (loss)     As reported      $6,196          $(6,365)           $(165)
                      Pro forma        $3,552          $(7,456)         $(1,101)

The impact of outstanding non-vested stock options granted prior to fiscal 1996 has been excluded from the pro forma calculation; accordingly, the fiscal 2000, 1999 and 1998 pro forma amounts are not indicative of future period pro forma amounts, when the calculation will apply to all applicable stock options.

7.   COMMITMENTS and CONTINGENCIES

Commitments

     The Group leases several of its facilities under operating leases.

     During the first quarter of fiscal 1997, Coherent, Inc. signed a five-year lease for 216,000 square feet of office, research and development and manufacturing space for the Coherent Medical headquarters in Santa Clara, California until December 2001. Coherent Medical occupied the building in July 1998 and commenced lease payments at that time. In connection with the sale of Coherent Medical to ESC Medical Systems, Ltd. (see note 10), Coherent, Inc. has committed to secure the same facility in order to sub-lease the property to Coherent Medical through April 2004.

     Future minimum payments under leases for Coherent Medical at September 30, 2000 are as follows (in thousands):

                                                                  Operating
Fiscal Years Ending                                                Leases
--------------------------------------------------------------------------------

       2001                                                            $1,709
       2002                                                             1,039
       2003                                                               575
       2004                                                               237
       2005                                                               183
    Thereafter                                                             13
--------------------------------------------------------------------------------
       Total                                                           $3,756
================================================================================

     Rent expense for the Group was $5,189,000 in fiscal 2000, $4,827,000 in fiscal 1999, and $4,070,000 in fiscal 1998.

     In September 1988, Coherent, Inc. entered into several patent license agreements with Patlex Corporation (Patlex) relating to laser-related patents owned by Dr. Gordon Gould that had been assigned to Patlex. Under the terms of the agreements, the Group pays royalties to Patlex ranging from 3.5% to 5.0% for specified categories of domestic sales and 2.0% of specified categories for international sales, subject to certain exceptions and limitations. Royalty expense for the Group under these agreements was $178,000 in fiscal 2000, $42,000 in fiscal 1999, and $360,000 in fiscal 1998. The patents expire on various dates through May 2005.

     As part of the acquisition of Star Medical in May 1999, Coherent, Inc. acquired a non-exclusive sublicense of a patent that covers a method for hair removal using contact cooling. Under the terms of the sublicense agreement, the Group pays royalties at a rate equal to 7.5% of net product sales of the LightSheer product family. Royalty expense for the Group under these agreements were $4,030,000 in fiscal 2000 and $732,000 in fiscal 1999. The patent expires January 1, 2015.

Contingencies

     Certain claims and lawsuits have been filed or are pending against the Group. In the opinion of management, all such matters have been adequately provided for, are without merit, or are of such kind that if disposed of unfavorably, would not have a material adverse effect on our consolidated financial position or results of operations.

8.   OPERATING SEGMENTS

     Coherent Medical operates in one reportable segment - focusing on the aesthetic, ophthalmic and surgical markets, with an emphasis in the aesthetic market on hair removal and in the ophthalmic market on the treatment of retinal diseases, including age-related macular degeneration, or AMD.

Geographic Information

     The Group's foreign operations consist primarily of sales offices in Europe and Asia-Pacific. Sales, marketing and customer service activities are conducted through sales subsidiaries and independent representatives throughout the world. Geographic sales information for the last three fiscal years is based on the location of the end customer. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of each fiscal year.

     Sales to unaffiliated customers of Coherent Medical are as follows (in thousands):


                                          2000            1999            1998
--------------------------------------------------------------------------------
SALES
-----

United States                           $101,322        $ 82,439        $ 78,717
Japan                                     41,849          32,883          25,410
Europe                                    34,429          26,584          27,405
Asia-Pacific, other                       17,086          11,958          12,980
Rest of World                             10,601           8,817          10,636
--------------------------------------------------------------------------------
Total Sales                             $205,287        $162,681        $155,148
================================================================================


     For the fiscal years 2000, 1999 and 1998, no one customer accounted for 10% or more of total net sales.

     Long-lived assets of Coherent Medical by geographic region are as follows (in thousands):

                                        September 30,  October 2,  September 26,
                                            2000         1999          1998
--------------------------------------------------------------------------------
LONG-LIVED ASSETS

United States                               $ 8,167     $ 8,257       $7,739
Japan                                         1,330       1,523        1,280
Europe                                          398         427          480
Asia-Pacific, other                             146         273           --
--------------------------------------------------------------------------------
Total Long-lived Assets                     $10,041     $10,480       $9,499
================================================================================

9.   RELATED PARTY TRANSACTIONS

     Allocated general and administrative expenses included in the accompanying statements of operations were $6,174,000 in fiscal 2000, $4,216,000 in fiscal 1999 and $3,431,000 in fiscal 1998.

     During fiscal 2000, 1999 and 1998, the Group made purchases of certain parts and components aggregating $20,276,000, $14,286,000 and $18,544,000, respectively, from other business segments of Coherent, Inc. These purchases were made at prices which management believes approximated prices charged to third party customers. At September 30, 2000 and October 2, 1999, inventories included $649,000 and $219,000 of unrealized intercompany profit.

     During fiscal 2000, 1999 and 1998, the Group made sales of $1,900,000, $935,000 and $566,000, respectively, to other business segments of Coherent, Inc. These sales were made at prices which management believes approximated prices charged to third party customers.

10.  SUBSEQUENT EVENTS

     On April 30, 2001, Coherent, Inc. completed the sale of Coherent Medical Group to ESC Medical Systems, Ltd.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                             CONDENSED BALANCE SHEET
                            (Unaudited; In thousands)


                                                                      March 31,
                                                                        2001
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                          $  1,687
   Accounts receivable - net of allowances of $2,310                    42,823
   Inventories                                                          45,244
   Prepaid expenses and other current assets                             1,955
   Deferred tax assets                                                  17,876
------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                   109,585
------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT                                                  26,063
ACCUMULATED DEPRECIATION AND AMORTIZATION                              (19,224)
------------------------------------------------------------------------------
   Property and equipment - net                                          6,839
------------------------------------------------------------------------------
GOODWILL - net of accumulated amortization of $3,760                    24,736
OTHER ASSETS                                                            21,605
------------------------------------------------------------------------------
                                                                      $162,765
==============================================================================

LIABILITIES AND INVESTED EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                   $  7,778
   Other current liabilities                                            32,722
------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                               40,500
------------------------------------------------------------------------------

OTHER LONG-TERM LIABILITIES                                              2,264

INVESTED EQUITY                                                        120,001
------------------------------------------------------------------------------
                                                                      $162,765
==============================================================================

See accompanying Notes to Unaudited Condensed Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
             CONDENSED STATEMENTS OF OPERATIONS AND INVESTED EQUITY
                            (Unaudited; In thousands)

                                                             Six Months Ended
                                                           --------------------
                                                           March 31,   April 1,
                                                             2001        2000
-------------------------------------------------------------------------------
Net Sales                                                  $100,861    $ 96,937
Cost of Sales                                                51,101      49,092
-------------------------------------------------------------------------------
Gross Profit                                                 49,760      47,845
-------------------------------------------------------------------------------

Operating Expenses:
         Research and development                             8,437       8,287

     Selling, general and administrative                     32,355      32,321
     Intangibles amortization                                 3,186       2,996
-------------------------------------------------------------------------------
Total Operating Expenses                                     43,978      43,604
-------------------------------------------------------------------------------

Income from Operations                                        5,782       4,241
Other Income (Expense), net                                     137         273
-------------------------------------------------------------------------------

Income Before Income Taxes                                    5,919       4,514
Provision For Income Taxes                                    2,212       1,568
-------------------------------------------------------------------------------

Net Income                                                    3,707       2,946
Foreign Currency Translation Adjustment, net of tax            (321)         14
-------------------------------------------------------------------------------
Comprehensive Income                                          3,386       2,960

Invested Equity, Beginning of Period                        118,812     108,430
Net Transfers from (to) Coherent, Inc.                       (2,197)      8,832
-------------------------------------------------------------------------------
Invested Equity, End of Period                             $120,001    $120,222
===============================================================================

See accompanying Notes to Unaudited Condensed Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                       CONDENSED STATEMENTS OF CASH FLOWS
                            (Unaudited; In thousands)


                                                              Six Months Ended
                                                           ---------------------
                                                           March 31,    April 1,
                                                             2001         2000
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $ 3,707     $ 2,946
   Adjustments to reconcile net income to net cash
     provided by (used for) operating activities:
       Depreciation and amortization                          1,454       1,524
       Intangibles amortization                               3,186       2,996
       Deferred income taxes                                    895      (1,883)
       Changes in assets and liabilities:
         Accounts receivable                                 (4,035)     (9,587)
         Inventories                                         (3,295)     (5,224)
         Prepaid expenses and other assets                        5         411
         Accounts payable                                     1,528         625
         Other liabilities                                      799       1,670
-------------------------------------------------------------------------------
Net Cash Provided by (Used for) Operating Activities          4,244      (6,522)
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment, net                    (607)     (1,494)
   Other - net                                               (1,263)       (892)
-------------------------------------------------------------------------------
Net Cash Used for Investing Activities                       (1,870)     (2,386)
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease) in invested equity                    (2,197)      8,832
-------------------------------------------------------------------------------
Net Cash Provided by (Used in) Financing Activities          (2,197)      8,832
-------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON
   CASH AND EQUIVALENTS                                        (245)         87
-------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Equivalents                 (68)         11
Cash and equivalents, beginning of period                     1,755         747
-------------------------------------------------------------------------------
CASH AND EQUIVALENTS, END OF PERIOD                         $ 1,687     $   758
===============================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the year for:
     Interest                                               $     0     $     0
     Income taxes                                           $     0     $     0
===============================================================================

See accompanying Notes to Unaudited Condensed Financial Statements.

                             COHERENT MEDICAL GROUP
                       (A BUSINESS UNIT OF COHERENT, INC.)
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                SIX MONTHS ENDED MARCH 31, 2001 AND APRIL 1, 2000

1.   BASIS OF PRESENTATION

     The unaudited interim financial statements included herein have been prepared by management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted as permitted by such rules and regulations. Management believes the disclosures included herein are adequate; however, these interim financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended September 30, 2000, included elsewhere in this Form 8-K.

     In the opinion of management, these unaudited financial statements of the Medical Group of Coherent, Inc. (Coherent Medical or the Group), contain all of the adjustments necessary to present fairly the financial position of Coherent Medical at March 31, 2001, the results of operations and the changes in invested equity and cash flows for the periods presented. The results of operations for the periods presented may not be indicative of those which may be expected for the full year.

2.   BALANCE SHEET DETAILS

     Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are as follows (in thousands):

                                                                       March 31,
                                                                         2001
--------------------------------------------------------------------------------

Purchased parts and assemblies                                           $16,675
Work-in-process                                                            6,921
Finished goods                                                            21,648
--------------------------------------------------------------------------------
Inventories                                                              $45,244
================================================================================


     Other assets consist of the following (in thousands):

                                                                       March 31,
                                                                         2001
--------------------------------------------------------------------------------

Intangible assets                                                        $13,086
Deferred tax assets                                                        6,048
Other assets                                                               2,471
--------------------------------------------------------------------------------
Other assets                                                             $21,605
================================================================================


     Other current liabilities consist of the following (in thousands):

                                                                       March 31,
                                                                         2001
--------------------------------------------------------------------------------

Deferred income                                                          $ 9,246
Reserve for warranty                                                       6,783
Accrued payroll and benefits                                               7,743
Accrued expenses and other                                                 5,909
Accrued royalties                                                          3,041
--------------------------------------------------------------------------------
Other current liabilities                                                $32,722
================================================================================

     Other long-term liabilities consist of the following (in thousands):

                                                                       March 31,
                                                                         2001
--------------------------------------------------------------------------------

Deferred compensation                                                     $1,418
Deferred income and other                                                    846
--------------------------------------------------------------------------------
Other long-term liabilities                                               $2,264
================================================================================

3.   CONTINGENCIES

     Certain claims and lawsuits have been filed or are pending against the Group. In the opinion of management, all such matters have been adequately provided for, are without merit, or are of such kind that if disposed of unfavorably, would not have a material adverse effect on our consolidated financial position or results of operations.

4.   SUBSEQUENT EVENTS

     On April 30, 2001, Coherent, Inc. completed the sale of Coherent Medical Group to ESC Medical Systems, Ltd.

                            ESC MEDICAL SYSTEMS LTD.
              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                              AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)


                                                Coherent
                                       ESC    Medical Group  Adjustments     Note 2     Combined
                                       ---    -------------  -----------     ------     --------
CURRENT ASSETS
   Cash and cash equivalents        $ 30,203    $  1,687    $  (1,687)          11    $  30,203
   Short-term investments              4,640          --           --                     4,640
   Trade receivables                  54,656      42,823           --                    97,479
   Prepaid and other assets            7,132      19,831      (17,876)          11        9,087
   Inventory                          55,536      45,244           --                   100,780
                                    --------    --------    ---------                 ---------
                                     152,167     109,585      (19,563)                  242,189

FINISHED GOODS USED IN
   OPERATIONS                          3,508          --           --                     3,508
                                    --------    --------    ---------                 ---------
LONG-TERM INVESTMENTS
   Bank deposits and securities          941          --           --                       941
   Trade receivables                     460          --           --                       460
   Other                               6,562          --           --                     6,562
                                    --------    --------    ---------                 ---------
                                       7,963          --           --                     7,963

FIXED ASSETS                           9,730       6,839       (1,500)          11       15,069

OTHER ASSETS                           6,209      46,341       93,682       2,3,14      146,232
                                    --------    --------    ---------                 ---------
      Total assets                  $179,577    $162,765    $  72,619                 $ 414,961
                                    --------    --------    ---------                 ---------
CURRENT LIABILITIES
   Short-term debt                  $  4,420    $     --    $      --                 $   4,420
   Accounts payable and accrued
      expenses                        39,573      40,500       10,000            9       90,073
                                    --------    --------    ---------                 ---------
                                      43,993      40,500       10,000                    94,493
LONG-TERM LIABILITIES
   Bank loans                             15          --      100,000            6      100,015
   Restructuring accrual                 878          --           --                       878
   Other long-term liabilities            --       2,264           --                     2,264
   Accrued severance pay               1,408          --           --                     1,408
   Convertible subordinated notes     91,787          --           --                    91,787
   Subordinated Note                      --          --       12,904            7       12,904
                                    --------    --------    ---------                 ---------
                                      94,088       2,264      112,904                   209,256
                                    --------    --------    ---------                 ---------
      Total liabilities              138,081      42,764      122,904                   303,749

SHAREHOLDERS' EQUITY
Common stock                             580          --          129            1          709
Additional paid-in capital           140,473          --      116,237           15      256,710
Accumulated deficit                  (92,465)         --      (46,650)           4     (139,115)
Treasury stock                        (7,092)         --           --                    (7,092)
Invested Equity                           --     120,001     (120,001)          12           --
                                    --------    --------    ---------                 ---------
                                      41,496     120,001      (50,285)                  111,212
                                    --------    --------    ---------                 ---------
     Total liabilities and
         Shareholders' equity       $179,577    $162,765    $  72,619                 $ 414,961
                                    ========    ========    =========                 =========

See notes to pro forma condensed combining financial statements.

                            ESC MEDICAL SYSTEMS LTD.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
               (In thousands, except for share and per share data)

                                                   Coherent
                                          ESC    Medical Group  Adjustments     Note 2     Combined
                                          ---    -------------  -----------     ------     --------
REVENUES                               $ 161,625   $205,287       $     --                $ 366,912

COST OF SALES                             66,448    104,301             --                  170,749
                                       ---------   --------       --------                ---------
       Gross profit                       95,177    100,986             --                  196,163
                                       ---------   --------       --------                ---------
OPERATING EXPENSES
    Research and development, net         11,887     16,775             --                   28,662
    Selling, marketing and
       administrative expenses            62,479     69,380                                 131,859
    Intangibles amortization                  --      5,908          5,308         5         11,216
                                       ---------   --------       --------                ---------
       Total Operating expenses           74,366     92,063          5,308                  171,737

OTHER OPERATING INCOME                     1,450         --             --                    1,450
                                       ---------   --------       --------                ---------
       Operating income                   22,261      8,923         (5,308)                  25,876

OTHER INCOME                                 599        572             --                    1,171

FINANCING INCOME
        (EXPENSES), NET                   (4,470)        --         (9,835)     8,10        (14,305)
                                       ---------   --------       --------                ---------
Income  before income taxes               18,390      9,495        (15,143)                  12,742

Income tax expenses                         (280)    (3,299)         2,000        16         (1,579)
                                       ---------   --------       --------                ---------
Income  after income taxes                18,110      6,196        (13,143)                  11,163
COMPANY'S SHARE IN LOSSES
    OF AFFILIATES                          1,120         --             --                    1,120
                                       ---------   --------       --------                ---------
       Net income before
           Extraordinary item             16,990      6,196        (13,143)                  10,043
EXTRAORDINARY GAIN ON
    PURCHASE OF COMPANY'S
    CONVERTIBLE NOTES                        292         --             --                      292
                                       ---------   --------       --------                ---------
       Net income for the year          $ 17,282   $  6,196       $(13,143)                $ 10,335
FOREIGN CURRENCY
    TRANSLATION ADJUSTMENT,
    NET OF TAX                                --        230             --                      230

       Comprehensive income             $ 17,282   $  6,426       $(13,143)                $ 10,565
                                       ---------   --------       --------                ---------
EARNINGS PER SHARE
    Basic:
    Income before extraordinary item       $0.67                                              $0.32
    Extraordinary gain                      0.01                                               0.01
                                       ---------                                          ---------
       Net earnings per share              $0.68                                               $0.33
                                       =========                                           =========
    Diluted:
    Income before extraordinary item       $0.60                                               $0.30
    Extraordinary gain                      0.01                                                0.01
                                       ---------                                           ---------
       Net earnings per share              $0.61                                               $0.31
                                       =========                                           =========
WEIGHTED AVERAGE NUMBER OF SHARES
    Basic                                 25,354                                              30,786
                                       =========                                           =========
    Diluted                               28,217                                   13         33,649
                                       =========                                           =========

See notes to pro forma condensed combining financial statements.

                            ESC MEDICAL SYSTEMS LTD.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
               (In thousands, except for share and per share data)


                                                  Coherent
                                          ESC   Medical Group  Adjustments   Note 2   Combined
                                          ---   -------------  -----------   ------   --------
REVENUES                               $43,868    $53,883    $     --               $97,751

COST OF SALES                           15,562     28,012          --                43,574
                                       -------    -------    --------               -------
       Gross profit                     28,306     25,871          --                54,177


OPERATING EXPENSES
    Research and development, net        3,075      4,367          --                 7,442
    Selling, marketing and
       administrative expenses          20,579     16,595                            37,174
    Intangibles amortization                --      1,594       1,210           5     2,804
                                       -------    -------    --------               -------
       Total operating expenses         23,654     22,556       1,210                47,420


OTHER OPERATING LOSS                        --         34          --                    34
                                       -------    -------    --------               -------
       Operating income                  4,652      3,281      (1,210)                6,723

FINANCING INCOME
        (EXPENSES), NET                 (1,369)        --      (2,759)       8,10    (4,128)
                                       -------    -------    --------               -------

       Income before income taxes        3,283      3,281      (3,969)                2,595

Income tax  income (expenses)            1,496       (987)        500          16     1,009
                                       -------    -------    --------               -------
       Income after income taxes         4,779      2,294      (3,469)                3,604

 COMPANY'S SHARE IN LOSSES
    OF AFFILIATES                          551         --          --                   551
                                       -------    -------    --------               -------
       Net income for the period       $ 4,228    $ 2,294    $ (3,469)              $ 3,053
                                       -------    -------    --------               -------
FOREIGN CURRENCY
TRANSLATION ADJUSTMENT,
NET OF TAX                                  --         45          --                    45

       Comprehensive income            $ 4,228    $ 2,339    $ (3,469)              $ 3,098
                                       -------    -------    --------               -------
EARNINGS PER SHARE
    Basic:
    Income before extraordinary item     $0.16                                        $0.09

    Extraordinary gain                      --                                           --
                                       -------                                      -------
       Net earnings per share            $0.16                                        $0.09
                                       =======                                      =======
    Diluted:
    Income before extraordinary item     $0.14                                        $0.08

    Extraordinary gain                      --                                           --
                                       -------                                      -------
       Net earnings per share            $0.14                                        $0.08
                                       =======                                      =======
WEIGHTED AVERAGE NUMBER OF SHARES
    Basic                               26,181                                       31,613
                                       =======                                      =======
    Diluted                             30,297                                  13   35,729
                                       =======                                      =======


See notes to pro forma condensed combining financial statements.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 1 - ACQUISITION

     On February 25, 2001, ESC Medical Systems Ltd. (The "Company"), its wholly-owned subsidiary, Energy Systems Holdings Inc. ("ESH"), and Coherent, Inc. ("Coherent"), entered into an Asset Purchase Agreement, dated as of February 25, 2001 (the "Asset Purchase Agreement"), as amended on April 30, 2001, pursuant to which Coherent agreed to sell or cause to be sold to the Company and certain of its subsidiaries (collectively, the "Buyer Group") substantially all of the assets and liabilities of the Coherent Medical Group ("CMG"), Coherent's medical products division (the "Acquisition"). On April 30, 2001, the Buyer Group and Coherent and its subsidiaries completed the Acquisition (the "Closing").

     At the Closing, the Coherent entities received $100,000 in cash (the "Cash Purchase Price"), 5,432,099 ordinary shares of the Company (the "Shares"), and an eighteen-month subordinated note bearing interest at the rate of 5% per annum and in the principal amount of $12,904 (the "Note", together with the Cash Purchase Price and the Shares, the "Closing Consideration"). The Asset Purchase Agreement also provides for a post-Closing earn-out payment to Coherent of up to $25,000, subject to certain financial conditions being met (the "Post-Closing Consideration"). The amount and terms of the Closing Consideration and the Post-Closing Consideration were determined by arms-length negotiations among the parties. The Cash Purchase Price is subject to an as yet undetermined Post-Closing adjustment based on the Closing Date net tangible book value of the business acquired.

     To finance the Acquisition, ongoing working capital needs and, if needed, the refinancing of the Company's 6% convertible subordinated notes due September 1, 2002, the Company and certain of its subsidiaries entered into various financing arrangements (the "Financing") with Bank Hapoalim B.M (the "Bank"). The Financing consists of: (a) a $100,000 six-year term loan,
     (b) revolving credit facility of up to $50,000 until April 24, 2002, and up to $20,000 from April 24, 2002 until April 23, 2003 and (c) a letter of intent pursuant to which the Bank agreed, subject to the terms and conditions set forth therein, to provide up to $92,000 to refinance the Company's 6% convertible subordinated notes due September 1, 2002. Each of the facilities is or will be secured by substantially all of the assets of the Company, ESH and certain of their material subsidiaries. In connection with the Financing, on April 30, 2001, the Company and the Bank also entered into a five-year option agreement granting the Bank or any of its subsidiaries the right to purchase from the Company up to 2,500,000 ordinary shares of the Company at a purchase price of $20.25 per share, subject to certain adjustments.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 2 - PRO FORMA ADJUSTMENTS

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

     The unaudited pro forma condensed combining balance sheet has been prepared as if the Acquisition, which was accounted for as a purchase, was completed as of March 31, 2001.

     The aggregate consideration, and approximately $10,000 of costs directly attributable to the completion of the Acquisition (together, the "Purchase Price"), have been allocated to the assets and liabilities acquired. The allocation of the Purchase Price among the identifiable intangible assets was based on estimates of the fair market value of those assets. As a result, $46,650 was allocated to purchased in-process research and development, which has not yet reached technological feasibility and does not have alternative future uses. This amount will be charged to the Company's operations in accordance with generally accepted accounting principles in the quarter ending June 30, 2001.

     To prepare the pro forma unaudited condensed combining statements of operations, the Company's statements of operations for the year ended December 31, 2000 has been combined with the statement of operations of CMG for the year ended September 30, 2000. Also, the Company's condensed consolidated statement of operations for the three months ended March 31, 2001 has been combined with the condensed statement of operations of CMG for the three months ended March 31, 2001. This method of combining the operations is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the Company and CMG will be combined from the effective date of the Acquisition, with no retroactive restatement.

     The unaudited pro forma condensed combining statements of operations for the year ended December 31, 2000 and three months ended March 31, 2001 reflect the transaction as if it had taken place on January 1, 2000.

     The unaudited pro forma condensed combining statements of operations do not include the one-time charge of $46,650 for purchased in-process technology arising from the Acquisition, as it is a material nonrecurring charge. This charge will be included in the actual condensed consolidated statement of operations of the Company in the second quarter of fiscal year of 2001.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 2 - PRO FORMA ADJUSTMENTS (Cont.)

     The unaudited pro forma condensed combining financial statements are based on estimates and assumptions and should be read in conjunction with the historical financial statements of the Company, included in the Company's annual report on Form 10-K for the year ended December 31, 2000 and quarterly report on Form 10-Q for the three months period ended March 31, 2001, and the financial statements of CMG included elsewhere in this filing. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities and Exchange Commission.

     The unaudited pro forma condensed combining financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     The unaudited pro forma condensed combining financial statements have been prepared on the basis of assumptions described in the notes hereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of CMG that were acquired from Coherent based upon independent estimates of fair value. Below is a table of the total consideration and the total Purchase Price, Purchase Price allocation and annual amortization of the intangible assets acquired used for the purposes of the pro forma condensed combining financial statements.


     Equity Payment (the Company's shares)                          $103,454
     Cash Payment                                                    100,000
     Note                                                             12,904
                                                                    --------
        Total Payment                                                216,358
     Assumed liabilities (*)                                          42,764
                                                                    --------
        Total consideration                                         $259,122
     Acquisition Expenses                                             10,000
                                                                    ========
        Total Purchase Price                                        $269,122
                                                                    ========


     (*) Based on CMG's financial statements as of March 31, 2001, subject to adjustments.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 2 - PRO FORMA ADJUSTMENTS (Cont.)

     Purchase Price Allocation:

     Fair market value of assets acquired from CMG:

                                                                      Annual
                                                   Economic Life   Amortization
                                                   -------------   ------------
       Total tangible assets (**)        $95,361      Various                --

       Intangible assets acquired:
       Coherent Name                       2,990           2              1,495
       Product Names                       1,420       (*) 6                246
       Developed Technology               29,910       (*) 7              4,030
       Covenant not to compete               878           6                146
       Assembled Workforce                 7,719           8                965
       In-Process R&D                     46,650           0
       Goodwill and going concern
         (See Note 2(14))                 84,194          15              4,334
                                       ---------                         ------
                                         173,761
                                       ---------                         ------
                                       $ 269,122                         11,216
                                       =========                         ======


     (*)  Average


     (**) Based on CMG's financial statements as of March 31, 2001, subject to adjustments.

     The Company will record a one-time charge of $ 46,650 in the second quarter of 2001 for purchased in-process technology related to a development project that had not reached technological feasibility, had no alternative future use, and for which successful development is uncertain. The conclusion that the in-process development effort, or any material sub-component, had no alternative future use was reached in consultation between the Company and Coherent management.

     The developed technology of CMG, valued at $29,910, focus on solid-state lasers and diode lasers that are developed and optimized for aesthetic, surgical and ophthalmic applications. The core CMG technologies are in the area of lasers, optics, embedded software, electronic controllers, power supplies, and mechanical design, and in their integration in the form of reliable products. LightSheer(TM), PowerSuite(TM), Ultrapulse(R) Encore(TM), and Opal(TM) are major products whose development was completed during 2000 and 2001 and include all the above-mentioned core technologies.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 2 - PRO FORMA ADJUSTMENTS (Cont.)

     The Company examines for impairment on an ongoing basis, among other things, its developed technology. Failure to reach the level of projected sales used for the valuation of the developed technology, or to utilize, if at all, the developed technology as currently anticipated could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangible assets are being amortized, which could have a material adverse effect on the Company's results of operations.

     Significant assumptions used to determine the value of in-process technology include several factors, including the following. First, an income approach that focuses on the income producing capability of the acquired technology and best represents the present value of the future economic benefits expected to be derived from them. Second, a forecast of net cash flows that were expected to result from the development effort using projections prepared by the Company's management. Third, a discount rate of approximately 14% was computed after analysis of the risk of the Acquisition and considered the implied rate of return of the transaction and the weighted average cost of capital.

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

     (1) To reflect the issuance of 5,432,099 shares of the Company's common stock (NIS 0.1 par value) to Coherent Inc.

     (2) To record goodwill and other intangibles such as the Coherent name, developed technology, products names, covenant not to compete and assembled workforce identified in the allocation of the Purchase Price.

     (3) To record preliminary estimated deferred financing expense relating to stock options granted to the Bank based on certain assumptions with regard to registration limitations. The Company's management is in the process of finalizing its determination of this estimate.

     (4) To record the one-time charge of $46,650 for purchased in-process research and development identified in the allocation of the Purchase Price.

     (5) To record the amortization of deferred intangible assets identified in the allocation of the Purchase Price in excess of such amortization included in the financial statements of the CMG.

     (6)  To record the $100,000 loan received from the Bank.

                            ESC MEDICAL SYSTEMS LTD.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS AS OF MARCH 31, 2001
               (In thousands, except for share and per share data)

Note 2 - PRO FORMA ADJUSTMENTS (Cont.)

     (7)  To record the issuance of the subordinated Note.

     (8) To record the amortization of deferred stock option expense resulting from the grant of an option to the Bank, over an amortization period of two to six and one-half years.

     (9)  To record the expected transaction expenses.

     (10) To record the interest on the loan and the Note.

     (11) To reflect certain CMG assets that have no value allocation or are not part of the transferred assets.

     (12) To eliminate invested equity.

     (13) Assuming the transaction had taken place on January 1, 2000, and the stock options had been granted on that date, the effect of the stock options to the Bank are antidilutive, for the year and period presented.

     (14) Adjustments to other assets include:

          Intangible assets acquired (See (2) above)                    173,761
          Less - intangible included in CMG's balance sheet as
          of March 31, 2001                                             (46,341)
           Less - In process R&D charge to equity                       (46,650)
          Deferred financing expense (See (3)
            above)                                                       12,912
                                                                       --------
                                                                         93,682
                                                                       ========

     (15) Additional paid in-capital reflects the issuance of 5,432,099 common shares at $19 per share less $129 representing the par value of the shares, plus the deferred stock option expense in the amount of $12,914 for the option granted to the Bank, See also (1) and (3) above.

     (16) To reflect tax benefits expected to arise to the Company from the amortization for tax purposes of the other assets acquired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

                                      ESC MEDICAL SYSTEMS LTD.


Date: July 13, 2001                   By /s/ Sagi Genger
                                         ---------------------------------------
                                             Sagi Genger
                                             Chief Financial Officer

                                  Exhibit Index


Exhibit        Description
-------        -----------
23.3           Independent Auditors' Consent



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